UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

June 2, 2010

GeoMet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-52155	76-0662382
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Fannin, Suite 1850

Houston, Texas 77010

(Address of principal executive offices including Zip Code)

(713) 659-3855

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Investment Agreement

On June 2, 2010, GeoMet, Inc. (the “Company”) entered into an Investment Agreement with Sherwood Energy, LLC (“Sherwood”), whereby Sherwood has agreed to purchase up to $40 million of the Company’s preferred stock in the event that a proposed rights offering of the preferred stock is not fully subscribed by the Company’s common stockholders.

Rights Offering and Backstop Commitment

Under the terms of the rights offering contemplated in the Investment Agreement, on the applicable record date the Company would distribute to the holders of its common stock rights to purchase up to an aggregate of 4,000,000 new shares of preferred stock at a subscription price of $10.00 per share. The preferred stock would be convertible into shares of the Company’s common stock at a conversion price of $1.30 per share, subject to customary adjustments. In the event that the Company’s stockholders do not subscribe for all 4,000,000 shares of preferred stock offered, the Company is obligated to sell to Sherwood, and Sherwood is obligated to purchase, all remaining shares preferred stock that are not subscribed for in the rights offering , at the offered price of $10.00 per share (the “Backstop Commitment”). As compensation for the Backstop Commitment, the Company will pay Sherwood a backstop fee of $1,200,000. An initial $250,000 fee paid to Sherwood will be applied against the backstop fee. If the purchase price for shares of preferred stock purchased by Sherwood is less than $30,000,000, the Company must pay Sherwood an additional fee equal to three percent (3%) of the difference between $30,000,000 and the price paid for the shares of preferred stock purchased by Sherwood. In the event that the Investment Agreement is terminated for any reason other than a breach by Sherwood, the Company will owe Sherwood the entire $1,200,000 backstop fee plus an additional backstop fee of $900,000, representing three percent (3%) of $30,000,000.

Terms of Preferred Stock

Other terms of the Company’s preferred stock to be issued in connection with the proposed rights offering include the following:

•

Dividends payable quarterly either in cash at an annual rate of 8.0% for the first three years and thereafter at the annual rate of 9.6% or, until the fifth anniversary of the closing date, in additional shares of preferred stock at an annual rate of 12.5%, at the option of the Company;

•

After the third anniversary of the closing date, the Company may elect, subject to certain limitations based on trading volume in the Company’s common stock, to convert portions of the preferred stock if the average trading price of the Company’s common stock exceeds 225% of the conversion price ($2.93 based on a conversion price of $1.30);

•

Redeemable at the option of the holder upon the earlier of (i) a liquidation event or (ii) the eighth anniversary of the closing date, and the redemption price for each share of preferred stock will be equal to the price paid for such share plus any accrued and unpaid dividends on such share; and

•	A liquidation preference that would entitle the holder of preferred stock to receive an amount equal to the greater of:

(i)	the original purchase price for each share of preferred stock held, including shares issued as dividends, plus any accrued and unpaid dividends; or

(ii)	a per share amount equal to the liquidation distribution payable with respect to shares of the Company’s common stock.

Sherwood Governance Rights

As additional consideration for its commitment to backstop the proposed rights offering, Sherwood would be entitled to appoint two members to the Company’s board of directors so long as it beneficially owned more than forty percent (40%) of the shares of preferred stock it acquired pursuant to the Backstop Commitment or otherwise, or beneficially owns ten percent (10%) or more of the common stock of the Company, on an as-converted basis. Sherwood may appoint one member to the Company’s board of directors so long as it beneficially owns forty percent (40%) of the preferred stock it acquired or five percent (5%) of the Company’s common stock on an as-converted basis. Sherwood will be entitled to appoint one of its designated directors to the Company’s Audit and Compensation Committees, provided that the director meets applicable independence requirements.

In addition, for so long as Sherwood beneficially owns more than forty percent (40%) of the shares of preferred stock it acquired pursuant to the Backstop Commitment or otherwise, or beneficially owns ten percent (10%) or more of the common stock of the Company, on an as-converted basis, the Company may not incur additional material debt, issue additional equity securities senior to or pari passu with the preferred stock, engage in any material acquisitions or other significant corporate transactions, or engage in certain other activities without the consent of the director(s) designated by Sherwood.

In the event of a default by the Company under the Investment Agreement, Sherwood has the right to appoint a majority of the members of the Company’s board of directors until such default is cured or waived by Sherwood. If the default continues for more than 12 months (absent a cure or waiver), Sherwood has the right to require the Company to redeem its shares of preferred stock at the redemption price described above.

Registration Rights; Participation Rights

Under the terms of the Investment Agreement, the Company is required to register for resale any shares of preferred stock acquired by Sherwood pursuant to the Investment Agreement. The Company has also granted Sherwood a participation right to purchase its pro rata share, up to $30,000,000, of authorized but unissued debt securities and preferred stock of the Company, and all rights, options or warrants to purchase shares and securities of any type that are, may become, convertible into or exchangeable for debt securities or preferred stock.

Termination and Termination Fees

The Investment Agreement may be terminated prior to the Backstop Closing upon written notice as follows: (i) by Sherwood or the Company following the termination of the proposed rights offering, provided that such party’s acts or omissions shall not have caused or resulted in the termination of the rights offering; (ii) by Sherwood if closing does not occur on or before September 15, 2010, provided that Sherwood’s failure to fulfill any obligation shall not be the cause of the failure of the closing to occur, and further provided that if the proposed rights offering would have closed and all conditions precedent to the closing have been satisfied, such date will be extended; (iii) by Sherwood or the Company for material breach or default by the other party that has not been cured within thirty (30) days; or (iv) by Sherwood or the Company in the event a material adverse effect has occurred with regard to the other party that is not curable or that has not been cured within thirty (30) days.

Other

The Investment Agreement contains customary representations, warranties and covenants by the Company and Sherwood. Closing of the Backstop Commitment by Sherwood is not subject to any financing condition. Additionally, the agreement provides for customary indemnity obligations by each of the Company and Sherwood.

This current report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any securities of GeoMet, Inc. nor shall there be any sale of such securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Fourth Amended and Restated Credit Agreement

The Company entered into a Fourth Amended and Restated Credit Agreement, dated as of June 3, 2010 but not yet effective, with Bank of America, N.A., a national banking association, as Administrative Agent, BNP Paribas, as Syndication Agent, and Bank of Scotland, U.S. National Bank Association, and Sterling Bank (the “Credit Agreement”). The Credit Agreement is not yet effective and will become effective only upon the completion of the proposed $40 million rights offering and Backstop Commitment, as well as certain other conditions precedent.

When effective, the Credit Agreement will provide for revolving credit borrowings of up to $180 million with an initial borrowing base of $90 million. The borrowing base will be reviewed each June and December with the next redetermination scheduled to take place in December 2010. The lenders will also have the right to require one additional redetermination in any fiscal year. The Credit Agreement provides for interest to accrue at a rate calculated, at the Company’s option, at either the adjusted base rate (which is the greater of the agent’s base rate or the federal funds rate plus one half of one percent) or the London Interbank Offered Rate (LIBOR) plus a margin of 2.25% to 3.25% based on borrowing base usage. Borrowings under the Credit Agreement will be secured by first priority liens on substantially all of the Company’s assets including equity interests in its subsidiaries. All outstanding borrowings under the Credit Agreement will become due and payable three years after the Credit Agreement becomes effective.

When effective, the Company will be subject to financial covenants requiring maintenance of a minimum current ratio, a maximum debt ratio and depending on the Company’s debt ratio either a minimum interest coverage ratio or minimum fixed charge ratio. The Company’s ratio of consolidated current assets (defined to include amounts available under the Company’s borrowing base) to its consolidated current liabilities, less $1.5 million, is not permitted to be less than 1 to 1 as of the end of any fiscal quarter, and the Company’s ratio of funded debt to consolidated EBITDA (defined as earnings (loss) before deducting net interest expense, income taxes, depreciation, depletion and amortization) for the four preceding quarters at the end of each fiscal quarter cannot exceed a ratio of 4.5. If the Company’s debt ratio is above 3.5, then consolidated EBITDA less capital expenditures for the four preceding quarters at the end of each fiscal quarter cannot exceed a ratio of 1.25. If the Company’s debt ratio is 3.5 or less then to the sum of its consolidated net interest expense for the preceding four quarters period plus letter of credit fees accruing during such quarter is not permitted to be less than 2.75 to 1. Consolidated EBITDA as defined in the amended credit agreement excludes other non-cash charges deducted in determining net income (loss), which would include unrealized losses from the change in the market value of open derivative contracts. In addition, the Company would be subject to covenants restricting or prohibiting cash dividends and other restricted payments, transactions with affiliates, incurrence of debt, consolidations and mergers, the level of operating leases, assets sales, investments in other entities, and liens on properties. A breach of any of the covenants imposed on the Company by the terms of the Credit Agreement, including the financial covenants, could result in a default. In the event of a default, the lenders would have the right to terminate their commitments to the Company, and they could accelerate the repayment of all of the Company’s indebtedness.

Cautionary Statements

This current report includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in our Form 10-K for the year ended December 31, 2009, as amended and filed with the SEC. You are urged to carefully review and consider the cautionary statements and other disclosures made in our SEC filings, specifically those under the heading “Risk Factors.” We do not undertake any duty to update any forward-looking statement except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GeoMet, Inc.
(Registrant)

Dated: June 8, 2010	By:	/S/ William C. Rankin
	Name:	William C. Rankin
	Title:	Executive Vice President and Chief Financial Officer

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